Exhibit 99.2

Q3 2025 Shareholder Letter November 6, 2025 Keenan S. -130 lb*

The global trusted leader in weight health, combining science and community, helping our millions of members live their healthiest lives. 1 Clark V. -127 lb*

Third Quarter Overview

- **Q3 reflected a significantly strengthened balance sheet** as the Company's first full quarter post-restructuring, with total debt reduced by more than 70% (~$1.1 billion) and Cash at quarter end increasing to $170 million from $152 million at the end of Q2.
- **Clinical Subscription Revenue growth remained strong at 35.3% y/y,** with retention of members previously prescribed compounded semaglutide better than expected. Total Revenues declined 10.8% y/y.
- **Net Loss of $58 million** was negatively impacted by a $53 million charge for income tax expense. As a result, **Net Loss Margin was 33.4%. Adjusted EBITDA[iii] was $43 million; Adjusted EBITDA Margin[iii] remained strong at 24.9%** reflecting disciplined cost management across the business and timing of marketing spend.
- **Execution of strategic priorities is advancing**, with key initiatives launched including the new Menopause program, and strong progress across brand, digital, and clinical innovation.
- **Added senior leaders across technology, experience, and international** to further strengthen the executive team and accelerate execution.
- **Narrowing 2025 Guidance to the higher end of previous ranges for Revenues** to $695 - $700 million and Adjusted EBITDA[iii] to $145 - $150 million.

Performance Indicators

Amounts rounded to the nearest whole million

	Q3 2025	Q3 2024	% CHANGE
Total Revenues[i]	$172M	$193M	(11%)
Behavioral	$145M	$172M	(16%)
Clinical	$26M	$19M	35%
End of Period Subscribers[i]	3.0M	3.7M	(19%)
Behavioral	2.9M	3.6M	(20%)
Clinical	124K	78K	60%
Monthly Subscription Revenues Per Average Subscriber (ARPU)[i]	$18.52	$16.99	9%

Financial Metrics[ii]

Amounts rounded to the nearest whole million

	Successor Q3 2025	Predecessor Q3 2024
Gross Margin	72.1%	67.1%
Adjusted Gross Margin[iii]	75.1%	72.4%
Net Loss	($58M)	($46M)
Net Loss Margin	(33.4%)	(23.9%)
Adjusted EBITDA[iii]	$43M	$43M
Adjusted EBITDA Margin[iii]	24.9%	22.2%

i. See "Definitions and Performance Indicators" for definitions for Revenues, End of Period Subscribers and Monthly Subscription Revenues per Average Subscriber.
ii. In connection with the Company's emergence from its financial reorganization process on June 24, 2025, the Company applied fresh start accounting which resulted in Successor and Predecessor financial statement presentation. References to "Successor" relate to our operations for the three months ended September 30, 2025. References to "Predecessor" relate to our operations for the three months ended September 28, 2024. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date.
iii. See "Reconciliation to GAAP Measures of Non-GAAP Financial Measures" for further detail on adjustments to the most comparable GAAP financial measures.

2

To Our Valued Shareholders In recent years, we have witnessed one of the most profound shifts in the history of weight management. The emergence of GLP-1 medications for weight loss has revolutionized the conversation around obesity and wellness. For millions of people who have struggled for decades to manage their weight, these innovations represent genuine hope and, in many cases, lifechanging results. As we close the Third Quarter of 2025, we are not just embracing this revolution, we are delivering on it, accelerating innovation to lead in a new era of weight health - a new chapter in which access to this life-changing medicine, supported by our proven principles of behavior change and shared accountability, is moving to the very center of our work to improve lives. No company has a deeper commitment to the science of weight loss, nor a longer history of helping people live healthier lives, than ours. The introduction of GLP-1 medications marks not the end of that mission, but its evolution. Our opportunity is significant, and while executing on our strategic priorities will take time and investment, our path forward is clear. A Disruptive Moment, and a Deeper Truth To many, the GLP-1 headlines told a simple story: miracle drugs had arrived, and skepticism grew about whether traditional approaches—like WeightWatchers’ proven, high-touch, science-based program—could compete in a changing world. We saw something different. We recognized early that this was not the end of an era, but the beginning of a new one, an opportunity to expand our capabilities and strengthen our position as the most trusted name in weight health. We acquired a telehealth business to integrate medical expertise and prescription access into our behavioral offering, extending the reach of our science-backed model to meet members’ evolving needs. To support that evolution, we took proactive steps to strengthen our balance sheet. We entered a period of financial reorganization to address legacy debt and unlock capital for innovation and growth. Last quarter, we emerged from that process as a leaner, more focused, and more resolute organization, one better equipped to lead in this new landscape. The truth is becoming increasingly clear: GLP-1 medications are powerful tools, but they are not standalone solutions. They help regulate appetite, improve blood sugar control, and support metabolic health, but they cannot replace the need for healthy habits. Even with GLP-1 therapy, people still need to eat nutritious foods. They still need to move their bodies. They still need community, accountability, and education to sustain progress and results. 3

The new WeightWatchers delivers exactly this: it redefines weight management through a fully integrated model that unites medical treatment, personalized nutrition, behavioral science, and community support. This holistic approach addresses both the biological and behavioral drivers of weight, empowering members to achieve lasting, healthy outcomes. So, to our shareholders: Thank you for your support and your patience through this period of transformation. To our members: Thank you for your continued courage and trust. The Science of Synergy: A Medically-Centered WeightWatchers At the heart of this change is compelling data from across our community. Over the past year, our research and our members’ experiences have confirmed what our clinicians already knew: individuals who combine medication therapies with the structured support of the WeightWatchers program achieve superior health outcomes. Studies of Weightwatchers members found that: See “Sources“ within “Sources, Definitions, and Financial Details” section for further detail on footnotes. 4 Patients taking non-GLP-1 medications lost an average of 54% more weight when combining medication and WeightWatchers behavioral support vs. medications alone.4 GLP-1 users who also engaged with the WeightWatchers program experienced:5 +197% increase in self-esteem +62% better physical function +53% boost in weight related quality of life Percentage of WeightWatchers Clinic members with weight loss of 5% - 20% at 12 months3 99.1% 68.1% 97.7% 47.0% ≥5% ≥10% ≥15% ≥20% Patients prescribed anti-obesity medications, including GLP-1s, sustain an average weight loss of 19-23% for up to three years1 Outperforming our real-world competitors at 12 months.2

From Perceived Threat to Strategic Advantage What many once saw as an existential threat to our company has become an extraordinary opportunity. A recent study found that 90% of surveyed GLP-1 users expressed interest in joining a support program like ours.6 With our unique capabilities to provide behavioral support for both those accessing medication through WeightWatchers Clinic or those working with their own providers, the scale of the opportunity is significant: We stand at the precipice of one of the largest health and economic opportunities of our time. Our emergence last quarter from our financial reorganization has created the opportunity for a philosophical and strategic rebirth, one that will enable us to invest in growth opportunities while continuing to prioritize profitability. As the world of weight loss is rapidly changing, the future will be built on integration — pairing clinical care and medication access with structured nutrition, movement, and accountability. WeightWatchers is uniquely positioned to lead at this intersection, delivering safe, evidence-based programs that help members adhere to treatment, manage side effects, and sustain results over time. 137 Million Americans – over half of U.S. adults – are eligible for GLP-1 medications7 $173 Billion annual medical costs associated with obesity in the U.S.9 $1.7 Trillion annual cost of chronic diseases attributed to the prevalence of obesity and overweight in the U.S.10 12% of adults in the U.S. are now taking a GLP-1 medication, with demand continuing to rise8. See “Sources“ within “Sources, Definitions, and Financial Details” section for further detail on footnotes. 5

1 Deliver a Deeply Engaging and Unified, End-to-End Digital Member Experience 2 Grow Emerging Medical, and New, Diversified Revenue Streams 3 Modernize the WeightWatchers Brand and Reclaim Market Leadership 4 Drive Ongoing Operational Improvements Strategic Priorities The past year has tested our company’s resilience. Yet today, WeightWatchers not only stands on firm ground, but proud, a revitalized company: one that knows exactly who we are, what we stand for, and who we serve. Looking forward, we are focused on four key priorities to drive our growth: One that combines our more established behavioral tools and programming seamlessly with our increasingly medically-centered solutions; breaks free of silos between clinical and behavioral offerings to deliver personalized, seamless support powered by our extensive data; and leverages technology and AI for timely access to care that produces health gains at every stage of a member’s journey. Scale our telehealth weight-loss business in the U.S. and internationally; expand into medically informed and adjacent solutions that meet evolving member needs; strengthen partnerships and develop new channels that extend our reach into new member segments; each of these to fuel superior health outcomes for our members and expand our revenue models. Drive greater awareness of our expanded medical offerings; modernize the brand’s value proposition for today’s consumers by combining our record of superior health outcomes with emerging solutions; and leverage our deep, proven scientific leadership. Streamline operations; upgrade the core infrastructure that powers our business; and leverage technology to automate and simplify work — enhancing productivity, enabling reinvestment, and building a more agile, scalable organization. Together these priorities define our path forward. New leaders to the organization across Medical, Brand, Technology and Engineering, Community Experience, Operations, International, and Marketing, are executing our strategic plan with focus and momentum. Executing against these priorities will take time and investment, but each is designed to drive superior health outcomes, and tangible opportunities for improved member acquisition and retention , market expansion, and the path to long-term growth. 6

Holistic, Science-Backed Model of Care As the weight health sector undergoes a radical transformation, WeightWatchers is uniquely prepared to deliver a comprehensive model of care that combines behavioral science, clinical expertise, access to medication, and community connection to support sustained weight health. Our increasingly integrated approach ensures that every member can access the right tools, care, and support for their individual journey. Medical Access Designed for Real Life - Convenient, Expert-Led Care Across Weight Management Specialized Clinicians: Access to board-certified doctors and clinicians trained in obesity medicine and menopause care. Comprehensive Formulary: Flexible, individualized treatment plans that pair FDA-approved medications with solutions designed for different health needs and budgets. Streamlined Care Navigation: AI-supported tools simplify insurance approvals, guide members through coverage options, and make accessing care faster and easier. Registered Dietitians: Access to licensed professionals providing nutrition guidance and available through both insurance and cash-pay options. Community Support & Coaching Human Connection That Drives Results Workshops: Curated group sessions, led by expert coaches, that provide accountability, education, and peer motivation, available virtually and in local community settings. Connect Social Platform: WW member-only social network where members share experiences, celebrate milestones, and find daily motivation from a global community. 00:30 Jessica Moore, MD Clinician 7 12 Behavioral Programs Behavioral Expertise, Powered by Technology Life Stage Solutions: Programs tailored to individual needs, including Points , Diabetes, GLP-1 Companion, Menopause, and Personalized Tracking: AI-powered food tracking and expanding wearables integration to provide a fuller picture of weight health, coaching, and real-time insights. Expert-Curated Learning and Support: On-demand library of science-based lessons, tips, recipes and tools for everyday healthy choices Post-Partum. Meet with a Registered Dietitian! 30-min video visit

Right to Win: Proven Results, Enduring Impact

Recognized as the **#1 Best Weight Loss Diet** ranked by U.S. News and World Report and the **#1 Doctor-Recommended Weight Loss Program**[11]

GLP-1s
Significant Delta to Key Competitors at 6 and 12 months[12].


Weight loss at 6 months
14.1%
11.9%
10.3%
Clinic
Calibrate
Hims & hers
Weight loss at 12 months
19.4%
15.8%
15.7%
15%
12.2%
Clinic
Ro
Calibrate
Form Health
Hims & Hers

Behavioral

Members on the WeightWatchers Behavioral program are **7X more likely** to reach 10% weight loss compared to participants given standard nutritional guidance alone.[13]

Nutritional Quality

Ultra-processed food (UPF) intake reduced by 30% on WeightWatchers programs.[14]

Mental Health

Users reported a 31.8% increase in well-being and a 33.8% decrease in depression symptoms.[15]

Friend Referrals

45% more weight loss by week 12[16], and increased retention by 20%[17]

Medication Companion

After 1 year, WeightWatchers Clinic members prescribed weight management medications who added the WW Behavioral program **lost 8% more weight** than WW Clinic members who did not.[18]

Lifestage

Women of **menopausal** age lost 18.6% of body weight after 12 months when accessing weight loss medications through WeightWatchers Clinic.[19]

On average, ~1 point decrease of HbA1c at 6 months for members in the **WeightWatchers Diabetes Program** with continuous glucose monitoring.[20]

Health Markers: Blood Pressure

Normal levels after 12 months for 87% of participants prescribed anti-obesity medications through WeightWatchers Clinic who had high blood pressure at baseline.[21]

See "Sources" within "Sources, Definitions, and Financial Details" section for further detail on footnotes.

8

Right to Win: The Power of Our People

Satisfaction at Key Touchpoints, on a 5 point scale:



Workshops

4.7 IN-PERSON[22] | 4.8 VIRTUAL[23]

Community accountability and connection remain the foundation of what differentiates WeightWatchers.



Specialized Clinicians

4.9[24]

Obesity- and Menopause-trained professionals with an average consultation completion time under 1.5 days.[25]



Registered Dietitians

4.9[26]

Expert and personalized meal-planning nutritional support



Care Coordinators

4.9[27]

Average response time under 9 hours[28]

Insurance Access

60% of WeightWatchers Clinic members with prior authorizations submitted received an approval for insurance coverage[29]

Fitness Integration

On-demand video library offering guided movement and activity programs tailored for GLP-1 users, menopause support, strength building, and overall fitness.

See "Sources" within "Sources, Definitions, and Financial Details" section for further detail on footnotes.

9

Millions of people around the world turn to WeightWatchers for help navigating their daily, and often lifelong, weight management journeys. By combining medication access, expanding clinical capabilities, science-backed behavioral tools and an intelligent digital platform, WeightWatchers is creating a more personalized, connected, and effective journey for every member. To fully realize that vision, our digital ecosystem must evolve to match both the scale of our ambition and the expectations of today’s consumer. Under the leadership of Hélène Causse, our new Chief Technology Officer who joined in October from FIS, Snap, and Amazon, we have begun modernizing the two most critical digital touchpoints for our members: our app and our website. The WeightWatchers app is being completely re-platformed to remove legacy barriers between our clinical and behavioral programs, ensuring that members can move seamlessly between care settings without re-entering information or losing progress. The new architecture will unify and integrate the user experience while facilitating data sharing across our ecosystem, including connectivity with wearables and additional tools to provide a more complete picture of a member’s overall weight health. Over time, the app is designed to become a personalized companion that leverages AI and behavioral insights to deliver individualized recommendations and curated programs that meet members where they are, whether on or off medication, managing menopause, diabetes, postpartum, or other life stages that deeply affect weight health. The WeightWatchers website is also being rebuilt on a modern, mobile-first infrastructure designed to guide prospective members to the right starting point for their journey. It will be informative and easy to navigate, serving as both an educational resource and a more effective marketing and CRM engine. This will enhance our brand, as well as conversion, by creating a clearer, more connected path from interest to acquisition. Together, these upgrades represent an extensive digital transformation that will create a faster, more intuitive, data-enriched experience while also improving member outcomes and deepening engagement. The first iterations of our new app and website are expected early in the new year for peak season, with ongoing releases throughout 2026. Beyond these two significant undertakings, we are starting the unification and upgrade of the underlying data and insights capabilities that power our ecosystem. A new AI-enabled platform will draw on more than six decades of member, behavioral, food, and clinical data to inform product innovation, sharpen marketing precision, and personalize member support at scale. Finally, under the leadership of Julie Rice, co-founder of SoulCycle and now Chief Experience Officer, we are reinvigorating our community experiences that remain central to WeightWatchers. Deliver a Deeply Engaging and Unified, End-to-End Digital Member Experience 10

Grow Emerging Medical, and New, Diversified Revenue Streams The widespread adoption of GLP-1s for weight loss has transformed the weight management sector and created substantial opportunity for WeightWatchers. We will scale and diversify our platform to capture the full potential of this shift, anchored by the expansion of our medical solutions and reinforced by new, complementary initiatives that extend our leadership across weight health. Our first priority is to scale what’s working, including the WeightWatchers Clinic, GLP-1 Companion Program, and Registered Dietitian network, which are delivering strong engagement and outcomes. We will invest in these areas to reach and benefit more members, integrate and expand the care we provide, and deliver a seamless, comprehensive experience. Innovation in the weight health market continues to advance rapidly, with new oral medications expected early 2026, expanding treatment options, and long-term trends that point towards broader insurance coverage for medical weight management. [We are encouraged by the strong member interest in GLP-1 medication options through direct cash-pay channels, including our integrations with NovoCare and LillyDirect. Our ongoing collaboration with Novo Nordisk is particularly meaningful as we work together to expand access to injectable Wegovy and support the upcoming launch of oral semaglutide (Wegovy Pill). Potential exclusive subscription offers available to preferred telehealth providers integrated with NovoCare, including WeightWatchers Clinic, would bring additional convenience and cost savings to our members. ] As we’ve consistently communicated, patient safety, outcomes, and regulatory compliance guide every aspect of our clinical approach. We continue to build for the future by deepening our clinical capabilities, expanding access through both WeightWatchers Clinic and members’ own healthcare providers, and leveraging strategic collaborations that extend our reach and reinforce our leadership—ensuring members receive safe, effective, and trusted care. We are expanding our team of highly skilled coaches and introducing new virtual communities around shared interests including GLP-1s, menopause, cooking, and more. These experiences are evolving to meet the needs of members across every stage of their weight health journey—including those who are curious about medications, actively using them, managing side effects, or transitioning off treatment. In-person workshops will be refreshed with renewed focus on connection, consistency, and brand experience, strategically aligned with member demand. Together and over time, these initiatives will deliver a unified, modern WeightWatchers experience that removes friction between programs, connects digital and human support, produces better outcomes for our members, and generates expanded opportunities for profitable growth for our business. See “Sources“ within “Sources, Definitions, and Financial Details” section for further detail on footnotes. 11

12 Our GLP-1 Companion Program exemplifies the strength of this model. Studies show that members participating in the program report a 53% increase in both weight-related quality of life and strength-training days, as well as a 35% improvement in the Healthy Eating Index. The program combines the proven efficacy of GLP-1 medications with the behavioral science, coaching, and community support that have driven WeightWatchers’ success for more than six decades. Beginning early next year, this program will take a more central role with how we go to market and in our member experience, integrated into our new digital platforms to expand access and build awareness of our comprehensive care paths. We are also broadening our reach into adjacent areas of weight health, grounded in medical and behavioral science. The launch of WeightWatchers for Menopause marks an important milestone in this expansion, providing evidence-based guidance and medication access for the 1.3 million women in the United States who reach menopause each year—many of whom are managing weight, hormonal, and metabolic changes simultaneously. The phased rollout through October has been well received, driving encouraging engagement among existing members and strengthening brand awareness around our evolving position in weight health. We believe this offering will deliver meaningful impact for members while establishing a scalable framework for continued growth across adjacent areas of weight health. We expect our long-term growth to extend beyond the United States. WeightWatchers is a globally trusted brand and an established presence in key international markets, many of which we have served for more than fifty years. Building on that foundation, we see significant opportunity to expand our medical offerings over time in select regions where we already benefit from deep awareness and credibility. Under the leadership of Alejandro Bethlen, Executive Vice President of International, we will accelerate efforts to strengthen our position abroad—advancing new clinical capabilities while also recommitting to international growth more broadly across our business.Our May partnership with UK-based telehealth provider CheqUp is exceeding expectations, and we will evaluate additional opportunities to extend our integrated model to other priority markets. We also plan to deepen our relationships with employers, payers, and health systems, as these partners increasingly seek cost-effective, outcome-driven solutions. One recent example is our WeightWatchers RxFlexFund™, which launched in October and offers an innovative, flexible approach for organizations looking to support employee access to GLP-1s while managing overall costs—underscoring the value of our integrated medical and behavioral care model. Looking ahead, we see meaningful opportunity to thoughtfully extend the WeightWatchers ecosystem into a number of areas that complement our expertise in weight health. Through select partnerships, integrations, and service innovations, our focus remains clear: improving member outcomes, expanding solutions, and building a diversified foundation for long-term growth and shareholder value.

Modernize the WeightWatchers Brand and Reclaim Market Leadership For more than six decades, WeightWatchers has been one of the most trusted and recognizable names in weight management. While the headlines from our financial reorganization were undoubtedly challenging, that legacy of trust, science, and community remains a powerful foundation—one we are building on to define the future of WeightWatchers and shape the next era of weight health. Our brand has always been known for results powered by community. As we modernize how we go to market, we are building on that foundation, combining a bolder, more contemporary brand expression with renewed focus on our superior, proven outcomes, and driving awareness of our expanding clinical offerings. As medical innovation transforms the category, our opportunity lies in leveraging the trusted position we already hold and showcasing a broader science-based approach that integrates medication, behavior, and connection to meet people wherever they are in their journey. We are in the midst of a comprehensive brand refresh that will launch for peak season, extending across our full identity including visual design, tone of voice, and how and where we show up. We will present a bold, modern WeightWatchers: credible in medical solutions, grounded in science, and powered by community. At the same time, we will evolve how we engage with consumers. We plan to shift our marketing strategy over time, from expensive, performance-driven channels to one built on authenticity, trust, and an organic flywheel for growth. We will lean into social and community-driven storytelling, leveraging the real voices of our doctors, clinicians, coaches, and members to bring the WeightWatchers experience to life. These stories will meet people where they are across platforms and life stages, strengthening our credibility as the trusted authority in weight health while reaching new and younger audiences who see their own journeys reflected in ours. Our product experience must ultimately do the hard work of driving sustained results, amplifying word of mouth and user referrals – while our marketing must ensure we show up with the authority, consistency, efficacy, and relevance we know to be true. For the past several years, our pricing strategy has centered around widespread, deep discounting. While this approach can drive short-term conversion, it dilutes brand equity for new customers and constrains long-term value and revenue expansion. We plan to shift from this approach over time, working towards a value-based pricing strategy that will incorporate the modernization of the brand, the expanding scope of our solutions, and importantly, the efficacy of our programs. Comprehensive pricing and product studies underway across our top global markets will inform this next phase for the business, helping us balance access with value and rebuild a product and pricing architecture for durable, revenue expansion. WeightWatchers is one of the most iconic and enduring brands in global wellness, and has owned the weight category for as long as most of us can remember. As we modernize and elevate for the next chapter of this company, we plan to confidently reaffirm that leadership position with authority, authenticity, and pride. 13

Drive Ongoing Operational Improvements We remain focused company-wide on efficiency, disciplined execution, and prudent resource management. Following the execution of our previously committed $100 million run-rate savings, we continue to identify opportunities to enhance productivity and performance across the business. Early investments in automation and AI are already delivering measurable benefits. The rollout of AI-powered voice support has improved member resolution rates and reduced service costs, while new AI tools within our clinical support model being rolled out over coming months will handle increased administrative tasks, freeing our clinicians to spend more time on direct member care. These are the first steps in a broader effort to streamline and automate processes across our global operations, improving both speed and quality while reducing cost to serve. Where it makes sense, we will leverage external partners to accelerate delivery, improve scalability, and do so more efficiently than building everything in-house. We are also more closely integrating our clinical and behavioral operations around our long-term strategy. This integration is improving efficiency, enabling cross-training between our coaches and clinicians, fostering shared expertise across support teams, and delivering a more cohesive experience for members, all while preserving the high-quality, personalized care that defines WeightWatchers. Through this disciplined operational approach, we are building a more agile, efficient, and resilient organization — one that enables reinvestment in growth, protects long-term margins, and strengthens our foundation for sustainable, long-term value creation. The world of weight management has transformed, and WeightWatchers is evolving with it. Our work to hone our strategy and streamline our operations is positioning the company for a new chapter of growth and impact. We are building on our legacy as the globally trusted, science-backed leader in weight health, strengthening that position by integrating and expanding medical access with deeply personalized clinical care and digital experiences, grounded in behavioral science, and supported by our coaches and community. Our model of care supports individuals at every stage of their health journey and positions WeightWatchers as the leading destination for successful weight loss and lasting results. As we look ahead, we will evolve with purpose and drive innovation while maintaining excellence and efficiency in all we do to deliver ever-improving outcomes for our members and enduring value for our shareholders. Thank you for your continued support. Looking Forward Tara Comonte, President and CEO 14

3Q Financial Performance and Outlook Aly A. -57 lb* 15

Subscribers and ARPU Monthly Subscription Revenues Per Average Subscriber (ARPU) i increased 9% y/y, reflecting the continued shift in mix toward higher-value clinical subscribers. ARPU declined sequentially, primarily due to the transition of previous compounded semaglutide subscribers, and an increase in 12-month commitment plans within the Clinical business. ARPU i growth y/y driven by Clinical mix shift End of Period Subscribers i (k) Behavioral End of Period Subscribers i (k) Clinical End of Period Subscribers i (k) We transitioned members who had been prescribed compounded semaglutide, with retention exceeding expectations. We continue to expect Q3 2025 to represent the trough in Clinical subscribers. Behavioral member acquisition remained challenged but improved quarter-over-quarter as bankruptcy-related headlines subsided and brand marketing supported the launch of WeightWatchers for Menopause. Management believes that the key performance metrics such as Subscription Revenues, Incoming and End of Period Subscribers and Monthly Subscription Revenues Per Average Subscriber for the Successor Period when combined with the Predecessor Period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, the charts and tables in this shareholder letter present the combined results for the three months ended June 30, 2025 as Combined Q2 2025. Monthly Subscription Revenues Per Average Subscriber (ARPU) i +9% Y/Y +60% Y/Y (19%) Y/Y (20%) Y/Y 16

We continue to manage costs tightly while evolving toward a more variable cost structure. Beginning last quarter, we refined our reporting methodology to align direct, revenue-related expenses, primarily technology costs, within Cost of Revenue. This adjustment modestly increased Adjusted Gross Margin ii , with an offsetting rise in SG&A, providing a clearer view of the scalability of our model. In Q3 nearly 70% of our cost of revenue was variable. We expect Gross Margin to decline modestly in Q4, reflecting the seasonal increase of staffing ahead of January peak season. Revenue and Gross Margin Gross Margin These amounts combine the revenues of the Successor and Predecessor periods for comparability purposes. Although the Successor and Predecessor have a different accounting basis due to the application of fresh start accounting, none of the fresh start accounting adjustments impact revenue. Therefore, the combined revenue amounts presented are consistent with a pro forma presentation under Article 11 of Regulation S-X as if fresh start accounting was applied at the beginning of the first period presented. See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. (ii) Clinical growth and sustained Gross Margin expansion with variable cost structure Revenue ($m) (16%) Y/Y +35% Y/Y Total Revenue i was $172 million, down 11% y/y, reflecting a 16% decline in Behavioral due to ongoing recruitment challenges, partially offset by 35% growth in Clinical. Foreign exchange provided a $2 million benefit in the quarter, and fiscal Q3 2025 included one extra day compared to fiscal Q3 2024. 17 i

Operating Expenses Disciplined cost management and targeted reinvestment in growth Operating Expenses See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. % of Revenue Adjusted Operating Expenses i % of Revenue Marketing expense was 28% of Revenue, consistent with levels prior to tempered spend during our financial reorganization. We expect marketing investment to increase as a percentage of Revenue in Q4 as we prepare for peak season and rollout new brand initiatives. As a reminder, Q1 typically represents our highest seasonal marketing spend due to new year demand, and the timing of our subscription model results in a lag between marketing investment and related revenue recognition. Additionally, following emergence from our financial reorganization, we updated our accounting policy to expense advertising costs as they are incurred, a change from previous policy which recorded advertising expense as deferred costs until airing commenced. As a result certain costs related to our upcoming peak season may be included in Q4 2025 as compared to Q1 2026. Selling, General & Administrative (SG&A) expenses were 35% of Revenue reflecting the increased depreciation and amortization from fresh start accounting, Adjusted SG&A i was 18% of Revenue reflecting continued cost discipline and the flow-through of executed cost reduction initiatives. Product Development expense, which primarily includes personnel-related costs for engineering, design, and data teams, was 4% of Revenue, reflecting an increase in capitalized product and technology initiatives as part of our innovation roadmap. 18

Net Loss Margin was 33%, and Adjusted EBITDA Margin i was 25%, reflecting ongoing improvements to our cost structure and continued expense discipline across the business. We expect Adjusted EBITDA to decline in Q4 as we increase marketing investment ahead of our seasonal peak season, consistent with our growth strategy and timing of key initiatives. Profitability Net (Loss) Income and Net (Loss) Income Margin Adjusted EBITDA and Adjusted EBITDA Margin See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. Continued strength in profitability margins (i) (i) 19

We ended Q3 with $170 million of Cash and Cash Equivalents, up from $152 million at the end of Q2. The increase primarily reflects Q3 EBITDA, partially offset by the first interest payment on our new Term Loan and a lease termination payment associated with the exit of our prior corporate headquarters in New York. We remain a highly cash-generative business before debt service, reflecting recurring subscription revenue, strong incremental margins, and low capital intensity. Cash From Operations reflects the release of the escrow funds reserved for professional fees associated with the financial reorganization. Capital expenditures in Q3 totaled $3 million. As we increase investments in product, technology innovation, and growth initiatives, we expect 2026 capital expenditures to begin to return toward historical levels. Cash taxes are expected to be [approximately $20 million] for 2025, below historical levels reflecting the higher transaction-related deductions associated with the financial reorganization and the benefits of the One Big Beautiful Bill Act]. Cash Flow and Balance Sheet Cash increased by $18 million in Q3, ending the quarter with $170 million Cash ($m) Cash from Operations ($m) Reorganization provided retention of $171M of cash drawn from former revolving credit facility Net debt is defined as long-term debt, net less cash and cash equivalents. See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” for further detail on adjustments to the most comparable GAAP financial measures. Term Loan $465 million, a reduction of over 70% from prior levels ($1.6 billion) following our Q2 financial reorganization. Net Debt i $295 million, a reduction of ~80% from Q4 2024 Interest Rate SOFR + 680 basis points Maturity June 24, 2030 Cash Sweep Beginning June 24, 2026, and annually thereafter, excess cash above $100 million will be used to prepay the term loan. Summary Debt Terms and Balance Sheet 20

2025 has been a pivotal year for WeightWatchers. We reset our balance sheet, transformed our leadership team, and defined clear strategic priorities that align with our long-term vision for growth. These actions now enable us to focus squarely on execution, allocating resources towards the initiatives that will drive a return to sustained, profitable growth. Behavioral pressures persist, though slightly improved from the second quarter, and the compounded medication landscape remains complex, with competitors continuing to offer compounded products at significantly lower prices than FDA-approved medications. Due to the recurring nature of our subscription model, these near-term factors will influence our starting point heading into 2026. At the same time, execution of our strategic priorities is intended to help navigate these dynamics, strengthen member acquisition and engagement, and position us for sustained growth over time. We remain focused on maintaining full-year Adjusted EBITDA margins around 20%, reflecting our variable cost structure and cash-generative business model. [However, the fourth quarter will include increased spend in relation to marketing and product investments.] This strong profitability margin provides the financial foundation and flexibility to invest in initiatives that strengthen our core offerings and enable continued innovation. As we look ahead, our opportunity is significant. While executing against our strategic priorities will take time and investment, our path forward is clear. WeightWatchers’ integrated model combining behavioral support, clinical care, and digital innovation is increasingly differentiated, and as access to obesity medications expands, our role in enabling sustainable, long-term weight health will only grow stronger. We are narrowing full year fiscal 2025 Guidance to the higher end of previously provided ranges. Outlook A reconciliation of the forward-looking full year Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of the Company’s control, or cannot be reasonably predicted. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results. Fiscal Year 2025 UPDATE PREVIOUSLY PROVIDED Revenue $695 - $700M $685 - $700M Adjusted EBITDA (i) $145 - $150M $140 - $150M 21

The Company has scheduled a conference call today at 8:30 a.m. ET to discuss results. The webcast of the conference call will be available on the Company’s corporate website, corporate.ww.com, under Events and Presentations. A replay of the webcast will be available on this site for at least 90 days. Third Quarter Conference Call and Webcast WeightWatchers is the global leader in science-backed weight management, offering an integrated support system that combines scientific expertise and human connection. With more than 60 years of experience, WeightWatchers is the most studied commercial weight management program in the world, delivered through its No. 1 U.S. doctor-recommended weight-loss program. Its holistic, personalized approach also includes U.S.-based clinical interventions, medications when clinically appropriate, and a global network of coaches and community support. Since 1963, the company has surrounded its members with the support they need to reach and sustain their goals, wherever they are on their journey. Members can access these solutions directly, or through WeightWatchers for Business’ fullspectrum platform for employers, health plans, and payers. In a landscape crowded with contradictory advice, isolating apps, and one-size-fits-all solutions, WeightWatchers offers a proven path forward, grounded in empathy and designed to help every member feel better in their body and live a longer, healthier life. For more information, visit weightwatchers.com. About WeightWatchers “Workshops are hugely important. You’re with people who have a unique understanding of what you’re going through. It’s palpable that everyone can relate.” WW Member Maria L., -173 lb* “From the moment I signed up for WeightWatchers Clinic, I felt seen and heard. It was all so thorough and seamless. My relationship with my Clinician is strong and I feel totally supported.” WW Member Kimmi F., -85 lb** “I’ve lowered my blood sugar, I’ve lowered my blood pressure, and I’ve reversed my fatty liver. I just feel healthier and I’m thriving.” WW Member Jake B., -219 lb*** 22

Sources, Definitions, and Financial Details Latoya R. -20 lb* 23

Sources * Participants in a clinical trial of the WW program lost an average of 12 lbs (5.4% of body weight) at 6 months. ** WeightWatchers members of menopausal age lost 6.8% of their body weight (14.1 lbs) in just 6 months. Based on a secondary analysis of a 6-month randomized controlled trial (n=165 women 45 years or older with complete data) that compared participants following WW to those given standard nutritional guidelines alone. Funded by WW international, Inc. *** Eligible patients lost an average of 15% of their body weight (-33.6 lbs) in a 68-week clinical trial evaluating 2.4 mg semaglutide, when paired with diet and exercise. 1 WW Clinic members lost an average of 19.4% body weight at 12 months. Ard JD, Hong YR, Foster GD, Medcalf A, Nadolsky S, Cardel MI. Twelve-month analysis of real-world evidence from a telehealth obesity treatment provider using anti-obesity medications. Obesity. 2024. In an observational study, 124 WW Clinic members who initiated antiobesity medications through WW Clinic, lost an average of 22.8% body weight at 3 years. 2 WeightWatchers: Ard JD, Hong YR, Foster GD, Medcalf A, Nadolsky S, Cardel MI. Twelve-month analysis of real-world evidence from a telehealth obesity treatment provider using anti-obesity medications. Obesity. 2024 (branded AOMs only); Hims & Hers, The 1-Year Journey of Hims & Hers Weight Loss Customers, White Paper, 2025 (compounded medication only). https://investors.hims.com/news/news-details/2025/Hims--Hers-Data-Shows-Personalized-GLP-1- Plans-Drive-Real-Weight-Loss-Few-Side-Effects-and-Strong-Adherence-to-Care/default.aspx; Calibrate 2025 Results Report https://www.joincalibrate.com/pages/results-report; Ro twelve months outcomes (branded semaglutide only) https://ro.co/press/body-twelve-month-outcomes/; Form Health Blog https://www.formhealth.co/blog/weight-lossmedication- guide. All percentages are percent of body weight lost over the specified time period. The weight loss comparisons referenced represent data available according to company websites as of Nov. 1, 2025, which is a subset of companies that offers access to GLP-1 medications. The patient populations measured, study methodologies and medications used by study participants may vary across companies. 3 Ard JD, Hong YR, Foster GD, Medcalf A, Nadolsky S, Cardel MI. Twelve-month analysis of real-world evidence from a telehealth obesity treatment provider using anti-obesity medications. Obesity. 2024. 4 Based on a 12-week randomized controlled trial (n=101) that compared taking bupropion & naltrexone medications on their own to taking bupropion & naltrexone with the WeightWatchers behavioral program, including the PointsⓇ Program. Jones et al. Manuscript in draft. Funded by WW International, Inc. 5 Based on a 6-month clinical trial (n=180) of individuals who were enrolled between February–April 2024, with overweight or obesity taking semaglutide or tirzepatide for weight loss and related outcomes through the WW Clinic Program and participating in the GLP-1 companion nutrition program. Heinberg et al. Effectiveness of a Telehealth Medical Weight Management and GLP-1 Specific Behavioral Program: A 24-Week Single-arm Study. Manuscript under review. Funded by WW International, Inc. 6 Based on survey responses of 416 GLP-1 user participants in a 2025 study, in which participants elected that a support program was somewhat important (37%) or very important (55%). Funded by WW International, Inc. 7 Shi I, Khan SS, Yeh RW, Ho JE, Dahabreh IJ, Kazi DS. Semaglutide Eligibility Across All Current Indications for US Adults. JAMA Cardiol. 2025;10(1):96–98. doi:10.1001/jamacardio.2024.4657 8 Gallup https://news.gallup.com/poll/696599/obesity-rate-declining.aspx; J.P. Morgan Research https:// www.jpmorgan.com/insights/global-research/current-events/obesity-drugs 9 CDC Adult Obesity Facts https://www.cdc.gov/obesity/adult-obesity-facts/index.html 10 Milken Institute. https://milkeninstitute.org/content-hub/news-releases/economic-impact-excess-weight-nowexceeds- 17-trillion-new-milken-institute-report-reveals 11 Based on a 2023 survey by Cerner Enviza of 500 doctors who recommend weight loss programs to patients. 12 WeightWatchers: Ard JD, Hong YR, Foster GD, Medcalf A, Nadolsky S, Cardel MI. Twelve-month analysis of real-world evidence from a telehealth obesity treatment provider using anti-obesity medications. Obesity. 2024 (branded AOMs only); Hims & Hers, The 1-Year Journey of Hims & Hers Weight Loss Customers, White Paper, 2025 (compounded medication only). https://investors.hims.com/news/news-details/2025/Hims--Hers-Data-Shows-Personalized-GLP-1- Plans-Drive-Real-Weight-Loss-Few-Side-Effects-and-Strong-Adherence-to-Care/default.aspx; Calibrate 2025 Results Report https://www.joincalibrate.com/pages/results-report; Ro twelve months outcomes (branded semaglutide only) https://ro.co/press/body-twelve-month-outcomes/; Form Health Blog https://www.formhealth.co/blog/weight-lossmedication- guide. All percentages are percent of body weight lost over the specified time period. The weight loss comparisons shown represent data available according to company websites as of November 1 2025, which is a subset of companies that offers access to GLP-1 medications. The patient populations measured, study methodologies and medications used by study participants may vary across companies. 24

Sources 13 Based on a 6-month randomized controlled trial (n=376) that compared participants following WW to those given standard nutritional guidelines alone where 19.3% of WW participants achieved 10% weight loss. Palacios et al. Effectiveness of a digital weight management program on diet quality: a randomized controlled trial. AJCN. 2025. Funded by WW International, Inc. 14 Based on a secondary analysis of Palacios et al. 2025, a 6-month randomized controlled trial (n=376 adults) that compared participants following WW to those given standard nutritional guidelines alone. Manuscript in draft. Funded by WW International, Inc. 15 Based on a 6-month clinical trial (n=180) of individuals who were enrolled between February–April 2024, with overweight or obesity taking semaglutide or tirzepatide for weight loss and related outcomes through the WW Clinic Program and participating in the GLP-1 companion nutrition program. Heinberg et al. Effectiveness of a Telehealth Medical Weight Management and GLP-1 Specific Behavioral Program: A 24-Week Single-arm Study. Manuscript under review. Funded by WW International, Inc. 16 Based on an internal data analysis of 1.7M Points program members who didn’t refer someone compared to 82K Points program members who did, conducted from April 2022-April 2023. 17 Based on an internal data analysis of 1.4M Points 6-month program members who were not referred compared to 34K members who were, conducted from April 2022-April 2023. 18 Based on observational study of 1400 Clinic members who added the WW Behavioral program to their membership and lost -17.7% body weight on average, compared to 2606 Clinic members who did not start a WW membership during this timeframe and lost -16.4% body weight on average. 19 Based on an internal analysis of data from January 2022 - July 2023 sign-ups in 3,486 women on weight management medications 45 years or older. 20 On average, a 0.9 point decrease, based on 6-month findings from a randomized controlled trial (n=151) that compared the WW Diabetes Program + Abbott FreeStyle Libre 2 continuous glucose monitors (CGM) to usual care (one visit with a Registered Dietitian without the WW Diabetes Program) among people with type 2 diabetes. Katzmarzyk et al. 2025. Manuscript in draft. Funded by WW International, Inc. 21 Based on observational study of 358 patients who initiated anti-obesity medication treatment with WW Clinic between March 2022–September 2023. For purposes of this study blood pressure levels were measured based on whether patients were diagnosed with hypertension stage 2. Lee et al. Changes in Blood Pressure in an Obesity Telemedicine Program Using Anti-Obesity Medications. Obesity. 2024. 22 WeightWatchers Internal Data, based on 1,239 surveys between October 1, 2025 and October 28, 2025. 23 WeightWatchers Internal Data, based on 1,239 surveys between October 1, 2025 and October 28, 2025. 24 WeightWatchers Internal Data, based on 19,849 surveys between January 1, 2025 and October 30, 2025. 25 WeightWatchers Internal Data, based on 22,739 patient visits between September 1, 2025 and October 30, 2025. 26 WeightWatchers Internal Data, based on 16,478 patient surveys between January 1, 2025 and October 30, 2025. 27 WeightWatchers Internal Data, based on 110,288 surveys from Jan 1, 2025 to Oct 30, 2025. 28 WeightWatchers Internal Data, based on patient data from July 1, 2025 to Oct 30, 2025. 29 WeightWatchers Internal Data, based on patient data from July 1, 2025 - September 30, 2025. 30 Based on a 6-month clinical trial (n=180) of individuals who were enrolled between February–April 2024, with overweight or obesity taking semaglutide or tirzepatide for weight loss and related outcomes through the WW Clinic Program and participating in the GLP-1 companion nutrition program. Heinberg et al. Effectiveness of a Telehealth Medical Weight Management and GLP-1 Specific Behavioral Program: A 24-Week Single-arm Study. Manuscript under review. Funded by WW International, Inc. 31 Society for Women’s Health Research https://swhr.org/health_focus_area/menopause/ 25

Fresh Start Accounting and Predecessor and Successor Periods In connection with the Company’s emergence from its financial reorganization process on June 24, 2025, the Company’s second quarter ended June 30, 2025 includes a “Predecessor” period from March 30, 2025 to June 24, 2025, and a “Successor” period from June 25, 2025 to June 30, 2025. Additionally, the Company qualified for and applied fresh start accounting. Accordingly, the consolidated financial statements after June 24, 2025 are not comparable with the consolidated financial statements as of or prior to that date. The Company’s third quarter ended September 30, 2025 represents a Successor period. Although GAAP requires that we report our results for the period from March 30, 2025 through June 24, 2025 (Predecessor) and the period from June 25, 2025 through June 30, 2025 (Successor) separately, management views certain metric and revenue information for the three months ended June 30, 2025 by combining the results of the applicable Predecessor and Successor periods because management believes such presentation provides the most meaningful comparison of our results to prior periods. Although the Predecessor and Successor periods are generally not comparable as they are impacted by fresh start accounting, there are no fresh start adjustments affecting revenues and therefore revenue information has been combined in this letter to provide a meaningful understanding of operating trends, which would be consistent with a pro forma calculation under Article 11 of Regulation S-X. Nevertheless, the combined operating results do not reflect the actual results we would have achieved absent our emergence from its financial reorganization process and may not be indicative of future results. We cannot adequately benchmark the operating results of the period from June 25, 2025 through June 30, 2025 (Successor) against any of the previous periods reported in our consolidated financial statements without combining it with the period from March 30, 2025 through June 24, 2025 (Predecessor) and do not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding our overall operating performance. Management believes that the key performance metrics such as Subscription Revenues, Incoming and End of Period Subscribers and Monthly Subscription Revenues per Average Subscriber for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, this shareholder letter presents the combined results for these metrics for the three months ended June 30, 2025. 26

Definitions and Performance Indicators “Behavioral” business refers to providing subscriptions to the Company’s digital product offerings with the option to add on unlimited access to the Company’s workshops. “Clinical” business refers to providing subscriptions to the Company’s clinical product offerings provided by WeightWatchers Clinic combined with the Company’s digital subscription product offerings and unlimited access to the Company’s workshops. “Revenues” - “Subscription Revenues” consist of the aggregate of: (a) “Behavioral Subscription Revenues”, the fees associated with subscriptions for our Behavioral offerings; and (b) “Clinical Subscription Revenues”, the fees associated with subscriptions for our Clinical offerings. In addition, “Other Revenues” (formerly known as “product sales and other”) consist of revenues from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenues. “Incoming Subscribers” - “Subscribers” refer to Behavioral subscribers and Clinical subscribers who participate in recurring bill programs in Company-owned operations. The “Incoming Subscribers” metric reports Subscribers in Company-owned operations at a given period start. Recruitment and retention are key drivers for this metric. Management utilizes this metric to monitor changes in the subscriber base which directly impacts our revenue growth and trends “End of Period Subscribers” - The “End of Period Subscribers” metric reports Subscribers in Company-owned operations at a given period end. Recruitment and retention are key drivers for this metric. Management utilizes this metric to monitor changes in the subscriber base which directly impacts our revenue growth and trends “Monthly Subscription Revenues Per Average Subscriber” (“ARPU”) - The “Monthly Subscription Revenues Per Average Subscriber” metric reports the monthly fees associated with subscriptions for our offerings divided by the Average Subscriber for our businesses. Monthly Subscription Revenues for both quarterly and year-to-date periods for each respective business are calculated as Subscription Revenues divided by the number of months in the respective quarterly or year-to-date period. The “Average Subscriber” for quarterly periods for each respective business is the average of its Incoming Subscribers and End of Period Subscribers for the respective quarterly period. The “Average Subscriber” for year-to-date periods for each respective business is the average of its Incoming Subscribers at the beginning of the fiscal year and its End of Period Subscribers for each quarter end within the respective year-to-date period. Management utilizes this metric to consider revenue growth and trends on a per subscriber basis. 27

This shareholder letter includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, any statements about the Company’s plans, strategies, objectives, initiatives, and prospects. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “aim” and similar expressions in this shareholder letter to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: our recent emergence from bankruptcy, which could adversely affect our business and relationships and subjects us to risks and uncertainties; competition from other weight management and health and wellness industry participants or the development of more effective or more favorably perceived weight management methods; our failure to continue to retain and grow our subscriber base; our ability to be a leader in the rapidly evolving and increasingly competitive clinical weight management and weight loss market; our ability to continue to develop new, innovative services and products and enhance our existing services and products or the failure of our services, products or brands to continue to appeal to the market, or our ability to successfully expand into new channels of distribution or respond to consumer trends or sentiment; regulatory, reputational and other risks associated with our former compounded GLP-1 offering; our ability to successfully implement strategic initiatives; our ability to evolve our community offerings to meet the evolving preferences of our members; the effectiveness and efficiency of our advertising and marketing programs, including the strength of our social media presence; the impact on our reputation of actions taken by our franchisees, licensees, suppliers, affiliated provider entities, PCs’ healthcare professionals, and other partners, including as a result of our acquisition of Weekend Health, Inc., doing business as Sequence (“Sequence”) (the “Acquisition”); the recognition of asset impairment charges; the loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate our workforce; our chief executive officer transition; our ability to successfully make acquisitions or enter into collaborations or joint ventures, including our ability to successfully integrate, operate or realize the anticipated benefits of such businesses, including with respect to Sequence; uncertainties related to a downturn in general economic conditions or consumer confidence, including as a result of the existing inflationary environment, changes in tariffs and escalating trade tensions, rising interest rates, the potential impact of political and social unrest and increased volatility in the credit and capital markets; the impact of prolonged or recurring U.S. federal government shutdowns and any resulting volatility in the capital markets or interruptions in our access to capital; the seasonal nature of our business; our failure to maintain effective internal control over financial reporting; the impact of events that impede accessing resources or discourage or impede people from gathering with others; the early termination by us of leases; the inability to renew certain of our licenses, or the inability to do so on terms that are favorable to us; the impact of our substantial amount of debt, debt service obligations and debt covenants, and our exposure to variable rate indebtedness; the ability to generate sufficient cash to service our debt and satisfy our other liquidity requirements; uncertainties regarding the satisfactory operation of our technology or systems; the impact of data security breaches and other malicious acts or privacy concerns, including the costs of compliance with evolving privacy laws and regulations; our ability to successfully integrate and use artificial intelligence in our business; our ability to enforce our intellectual property rights both domestically and internationally, as well as the impact of our involvement in any claims related to intellectual property rights; the impact of existing and future laws and regulations, including federal and state regulations relating to compounded medications; risks related to our exposure to extensive and complex healthcare laws and regulations as a result of the Acquisition; the outcomes of litigation or regulatory actions; risks and uncertainties associated with our international operations, including regulatory, economic, political, social, intellectual property, and foreign currency risks, which risks may be exacerbated as a result of war and terrorism; risks related to the Acquisition, including risks that the Acquisition may not achieve its intended results; the possibility that we could fail to maintain the listing of our common stock on Nasdaq; risks related to the actions of activist shareholders and anti-takeover provisions in the Company’s articles of incorporation and bylaws; uncertainty and continuing risks associated with our ability to achieve our goals; and other risks and uncertainties, including those included in this shareholder letter and those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission (the “SEC”) (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com). You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com). Cautionary Note on Forward Looking Statements 28

To supplement the Company’s consolidated results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has disclosed non-GAAP financial measures of operating results that exclude or adjust certain items. The Company presents in this letter non-GAAP financial measures, including earnings before interest, taxes, depreciation, amortization and stock-based compensation (“EBITDA”); and for each period presented, EBITDA adjusted, as applicable, for (a) franchise rights acquired impairments, (b) reorganization items, net related to the Company’s emergence from its Chapter 11 financial reorganization, (c) transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization, (d) net restructuring charges associated with the previously disclosed 2024, 2023, and 2022 restructuring plans, (e) former Chief Executive Officer (“CEO”) separation expenses, and (f) other items such as the impact of foreign exchange gains and losses as indicated in the reconciliations below that management believes are not indicative of ongoing operations (“Adjusted EBITDA”). The Company also presents gross profit, marketing expenses, selling, general and administrative expenses, and product development expenses on a non-GAAP basis that adjusts for similar items, as further indicated in the reconciliations included elsewhere in this shareholder letter. The Company also presents the non-GAAP measure net debt, defined as total debt less unamortized deferred financing costs, unamortized debt discount (debt premium), and cash and cash equivalents. In addition, the Company presents certain of its financial results on a constant currency basis in addition to GAAP results. Constant currency information compares results between periods as if exchange rates had remained constant period-overperiod. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of the Company’s business performance and are useful for period-over-period comparisons of the performance of the Company’s business. While management believes that these non-GAAP financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See “Reconciliation to GAAP Measures of Non-GAAP Financial Measures” in to this shareholder letter and reconciliations, if any, included elsewhere in this shareholder letter for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures. Reconciliation to GAAP Measures of Non-GAAP Financial Measures 29

Operational Statistics (In Thousands, Except Percentages and Monthly Subscription Revenues Per Average Subscriber) Unaudited Note: Totals may not sum due to rounding. (1) “Behavioral Subscription Revenues” consist of the fees associated with subscriptions for the Company’s Behavioral offerings. (2) “Clinical Subscription Revenues” consist of the fees associated with subscriptions for the Company’s Clinical offerings. (3) “Subscription Revenues” is the sum of Behavioral Subscription Revenues and Clinical Subscription Revenues. (4) “Other Revenues” (formerly known as “product sales and other”) consist of revenues from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenues. Prior to fiscal 2024, Other Revenues included sales of consumer products. Revenues - Constant Currency (In Thousands, Except Percentages); Unaudited Note: Totals may not sum due to rounding. (1) The “Incoming Subscribers” metric reports WW subscribers in Company-owned operations at a given period start. (2) The “End of Period Subscribers” metric reports WW subscribers in Company-owned operations at a given period end. (3) The “Monthly Subscription Revenues Per Average Subscriber” metric reports the monthly fees associated with subscriptions for the Company’s offerings divided by the Average Subscriber for its businesses. Monthly Subscription Revenues for quarterly periods for each respective business is calculated as Subscription Revenues divided by the number of months in the respective quarterly period. The “Average Subscriber” for quarterly periods for each respective business is the average of its Incoming Subscribers and End of Period Subscribers for the respective quarterly period. 30

Note: Totals may not sum due to rounding. (1) The Company’s franchise rights acquired impairment charge related to its United States unit of account. (2) The Company’s franchise rights acquired impairment charges of $54,295 and $2,750 related to its United States and United Kingdom units of account, respectively. (3) The net reorganization gain related to the Company’s emergence from its Chapter 11 financial reorganization and primarily consisted of the gain on settlement of liabilities subject to compromise and the impacts of fresh start valuation adjustments. (4) Certain non-recurring transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization. (5) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the previously disclosed 2024 restructuring plan, 2023 restructuring plan and 2022 restructuring plan. (6) Certain non-recurring expenses in connection with the separation from the Company of its former Chief Executive Officer. (7) Primarily consists of the impact of foreign exchange gains and losses. Net (Loss) Income to Adjusted EBITDA (In Thousands, Except Percentages); Unaudited Net Debt (In Thousands); Unaudited 31

Gross Profit, Marketing Expenses, Selling, General & Administrative (SG&A), Product Development Expenses (In Thousands, Except Percentages); Unaudited Note: Totals may not sum due to rounding. (1) Certain non-recurring transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization. (2) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the previously disclosed 2024 restructuring plan, 2023 restructuring plan and 2022 restructuring plan. (3) Certain non-recurring expenses in connection with the separation from the Company of its former Chief Executive Officer. Note: Totals may not sum due to rounding. (1) Certain non-recurring transaction costs related to strategic alternatives and the Company’s Chapter 11 financial reorganization. (2) Restructuring charges consist of expenses associated with the reduction in headcount as a result of certain strategic re-alignments. Restructuring charges include the previously disclosed 2024 restructuring plan, 2023 restructuring plan and 2022 restructuring plan. 32

Consolidated Balance Sheets (In Thousands); Unaudited 33

Consolidated Statement of Operations (In Thousands, Except Per Share Amounts); Unaudited Note: Totals may not sum due to rounding. (1) “Subscription revenues, net” consist of the aggregate of: (a) net “Behavioral Subscription Revenues”, the fees associated with subscriptions for the Company’s Behavioral offerings; and (b) net “Clinical Subscription Revenues”, the fees associated with subscriptions for the Company’s Clinical offerings. (2) “Other revenues, net” (formerly known as “product sales and other, net”) consist of revenues from licensing, franchise fees with respect to commitment plans and royalties, publishing and other revenues. Prior to fiscal 2024, “Other revenues, net” included sales of consumer products. (3) “Cost of subscription revenues” consists of cost of revenues and operating expenses for the Company’s Behavioral and Clinical services. 34

Consolidated Statements of Cash Flows (In Thousands); Unaudited 35

Investors John Mills or Anna Kate Heller WeightWatchers@icrinc.com Media Marielena Santana Media@ww.com Contact Information Meredith G. -61 lb* 36